EXHIBIT 5
                                                                ---------

                        OPINION OF STEWART S. HUDNUT

                    [ILLINOIS TOOL WORKS INC. LETTERHEAD]


   August 8, 2003

   Illinois Tool Works Inc.
   3600 West Lake Avenue
   Glenview, IL  60025

   Ladies and Gentlemen:

   I have acted as counsel for Illinois Tool Works Inc. (the "Registrant") in connection with the registration under the Securities Act of 1933, as amended, of 5,499,279 shares (the "Shares") of the Registrant's Common Stock, on a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission. The Shares are issuable in connection with the Illinois Tool Works Inc. 1996 Stock Incentive Plan (the "Plan").

   As General Counsel of the Registrant, I am familiar with the actions taken by the Registrant to authorize the registration of the Shares, including board approval on March 18, 2003 of the increase in the number of shares authorized for issuance under the Plan, stockholder approval on May 9, 2003 of such increase and the merger of the Premark International, Inc. 1994 Incentive Plan into the Plan, and board approval on August 8, 2003 of the filing of this Registration Statement with respect to the Shares. I also participated in the preparation of the Registration Statement and have examined such other documents and legal authorities as I have deemed relevant for purposes of this opinion.

   Based upon the foregoing, I am of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be duly authorized, validly issued and fully paid and nonassessable.

   I consent to the reference to me under item 5 in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

   Very truly yours,

   /s/ Stewart S. Hudnut

   Stewart S. Hudnut